Exhibit 10.34

Addendum One

44. Early Termination.

In the event the Premises are not delivered within 150 to 180 days of the full execution of the Lease and said delay in delivery of the Premises is not the result of Lessee caused delays or force majeure, Lessee shall have a one time right to terminate this Lease subject to the following terms:

a.	Lessee shall provide Lessor with thirty (30) days written notification of its intent to terminate the Lease within 150 to 180 days of full execution of the Lease if the Premises are not delivered.
b.

All Lessee’s deposits shall be returned to Lessee without offset or deduct, with the exception of monies deducted by Lessor from the Tenant Improvement fund to cover Lessor’s Tenant Improvement expenditures to date.

c.	At such point, upon the return of any remaining deposits by Lessee, this Lease shall terminate and any and all obligations of the parties by or to each other shall expire.
d.	If such written notification is not received by Lessor by the above mentioned time period then this provision shall expire and Lessee shall have no further right to terminate the Lease.

45. Letter of Credit.

Throughout the initial term of the Lease, Lessee shall provide Lessor with an irrevocable Letter of Credit in the amount of $376,000. The form and content of the Letter of Credit shall be approved by Lessor and attached as an exhibit to the Lease. The form of the Letter of Credit shall be such that it provides continuous security without allowing any risk of a gap in coverage. Such Letter of Credit to be issued Silicon Valley Bank who shall provide Lessor with local, same-day draw benefits upon presentation by Lessor of written demand therefore. This Letter of Credit is provided by Lessee as a material inducement for Lessor to enter into this Lease. Lessor and Lessee agree that in the event Lessee is in default under the Lease at any time or fails to complete the full initial term of the Lease that the amount of the Letter of Credit represents damage that Lessor will suffer, in addition to lost rents and damages recoverable under or arising from this Lease, due to being unable to fully recover the Tenant Improvement costs as herein provided. Lessor shall be entitled to draw on the Letter of Credit in the event of any uncured Default under this Lease, without separate or additional notice to Lessee. It shall be a default of the lease agreement if Lessee fails at any time during the initial term of this Lease, to maintain the Letter of Credit in the required amount.

Should Lessor draw against the Letter of Credit at any time during the Lease, Lessee shall within five (5) days, replace the Letter of Credit up to the amount required immediately prior to such draw.

It is agreed by Lessor and Lessee that no construction of Tenant Improvements shall commence unless and until Lessor has approved the language, form, and content of the Letter of Credit and Lessee has provided such Letter of Credit to Lessor.

Provided there has been no default by Lessee during the immediately preceding year and there has been or remains no Default under the Lease during the preceding twelve (12) months, Lessor shall upon each anniversary of the Commencement Date, reduce the amount of the Letter of Credit by an amount equal to $75,200.00. At no time shall the amount of the Letter of Credit be reduced below $75,200.00, which amount shall be continued as Deposit for the full and faithful performance of all Lease terms, conditions, and obligations throughout the entire term of the Lease, including any extensions to the initial term if so exercised.

46. Environmental Phase 1 Listing Report.

Prior to commencement of any construction on the Premises Lessor shall, at Lessor’s sole cost and expense, order a Environmental Phase 1 Listing Report. Such report shall research previous uses of the Premises and related hazardous permits.

47. Non-Disturbance, Attornment.

Landlord shall use its best efforts to provide a non-disturbance agreement from the Building’s lender, if there is a lender, in a form reasonably acceptable to the lender and Tenant. Landlord shall further agree that in event of any future financings during the term of the lease, that Landlord shall obtain a non-disturbance agreement from any and all future lenders in a form reasonably acceptable to the lender(s).

48. Access.

From and after the Commencement Date as herein defined and throughout the term of the Lease Lessee will have access to the Building and the Premises seven (7) days per week, twenty-four (24) hours per day; subject to such rules and regulations as Lessor may reasonably require.

49. Premises Measurement.

Upon completion of the agreed Tenant Improvements, Lessor shall cause the Premises to be measured to BOMA Standards, including a 10% load factor for common areas.

50. Expansion Space.

Throughout the first 60 full months of this Lease, Tenant shall have a Right of First Offer to expand into any additional contiguous space within the Building. Tenant shall have Twenty-one (21) days to respond to Landlord’s written notice to lease space that is within Tenant’s First Offer rights. The Right of First Offer notice will be presented to Tenant by Landlord upon space becoming vacant and available to the market other than space that is vacant and deliverable by Landlord at the time the lease is executed. Any expansion space leased during the Tenant’s first 60 full months of this Lease shall be at the then current rental rates and scheduled increases as the original lease, with a $16.00 per square foot tenant improvement allowance for the office areas only, so long as Lessee retains the complete space (the initial space and all subsequent expansion space). Any expansion space leased after the 60th month of the initial term including any option periods shall be at 100% of fair market rent. Should Lessee exercise this Right of First Offer Space, the initial term of the Lease shall be extended to be not less than sixty (60) full months from commencement of additional space and shall include the entire initial space as well.

51. Options to Extend.

So long as Lessee is not in Default of the Lease, Lessee shall have two consecutive Options to Extend the Lease Term for a period of five years each, subject to the following terms:

a.	The Options to extend are personal to Lessee and are neither transferrable nor assignable to any other party;
b.

Lessee shall provide Lessor with not less than 6 months advance written notification of intent to exercise the Option. Should Lessor not receive such timely written notification, then the Option(s) shall expire.

c.	The Options to extend shall be consecutive to the initial term. If the first Option is not exercised, then both Options shall expire.
d.	The first year of the Option Term(s) shall be at the same Base Monthly Rent as the expiring 12 month period, where such Base Monthly Rent was for the identical space;
e.	Thereafter, the Base Monthly Rent shall be increased annually per the provisions of Section 8 of the Lease.
f.	Each party will bear the costs of any commissions incurred for such extension.
g.	The space shall be taken on an “As Is” basis, with no further allowance for Tenant Improvements.
h.	Lessee shall retain all of the space covered by the Lease and any expansions previously exercised.

52. Tenant Improvements.

(a) Costs. Lessor has agreed to provide a Tenant Improvement allowance of up to $376,000 for the initial Premises (“Tenant Improvement Allowance”). The Tenant Improvement Allowance and Lessee’s contribution for the overages in the Tenant Improvement costs shall be used by Lessor to pay the cost of the demolition, planning, design, engineering, permitting, construction and installation of the Tenant Improvements including, without limitation, fees and costs of the Architect (as defined below), Contractor (as defined below) and any other consultants (collectively, the “Tenant Improvement Costs”) incurred in connection with the construction of all improvements shown in the Final Plans (as defined herein) (collectively, the “Tenant Improvements”). Such Tenant Improvements shall include, without limitation, interior walls for private offices, electrical outlets, lighting, acoustic tiles, paint, and roll-goods carpet, and necessary plans and permits, services of our general contractor and his staff, a construction management fee to be paid to Lessor in the amount of 4% of the total Tenant Improvement Costs (exclusive of said construction management fee).

Lessee has hired Steve Wisenbaker and Associates Architect to be its space plan designer whom shall complete the space plans which shall be provided to Lessor’s engineer (the “final space plan”) from which Lessor’s engineer will prepare the construction documents for submittal to the City of Novato to acquire a building permit. Once the final space plan has been approved and signed off by both the Lessee and Lessor, and submitted to Lessor’s engineer to commence construction drawing of the construction documents Lessee cannot make any changes to the plans without Lessor’s prior, written consent. Lessor will fund the Tenant Improvement work as needed to complete the Tenant Improvements up Lessor’s Tenant improvement allowance of $376,000. To the extent the improvements exceed the Lessor’s $376,000 allowance Lessee, as a condition of this lease, shall be responsible to fund the completion of the improvements. Lessee shall pay to Lessor as billed by Lessor the progress payments for its share of the additional improvements within five (5) days of receipt of Lessor’s bill to Lessee, and so on and so forth until the Tenant Improvements are complete and the Lessor has been paid in full by Lessee for that portion of the Tenant Improvements exceeding the Lessor’s allowance of $376,000. Notwithstanding any provision herein, Lessee cannot take occupancy of the Premises until Lessor has been paid in full. Lessee agrees that the Tenant Improvement allowance may not be used for personal items, including furniture, data lines, office equipment, phone lines, etc. Lessee shall not have access to the Premises before substantial completion of the Tenant Improvements without Lessor’s advance, written approval.

(b) Lessee Architect. Lessee has selected and engaged Steve Wisenbaker and Associates as the architect for the Tenant Improvement Design (the “Architect”).

(c) Space Plan. Lessor acknowledges that Lessee has provided Lessor and/or the Engineer with detailed final space plans (“Space Plan”), which Architect will use to prepare the Construction Drawings (as defined herein).

(d) Preparation and Approval of Construction Drawings. The Lessor’s engineer shall complete working drawings (including all plans, specifications, construction documents and engineering) for the Lessee Improvements (“Construction Drawings”) which shall be compatible with the Space Plan and with the design, construction and equipment of the Building, shall comply with all laws, statutes, ordinances, orders or governmental rule or regulations or requirements of duly constituted public authorities or quasi-public authorities in force at the time, shall be capable of logical measurement and construction, and shall contain all such information as may be required for the construction of the Tenant Improvements using building standard materials.

(f) Selection of Contractor. Lessor has selected MasterCraft Construction, Inc. to construct the Lessee Improvements based on the Space Plan (the “Contractor”). On or prior to the Lessor and Lessee making its first inspection of the Tenant Improvements Lessee shall designate in writing to Lessor one person to be the designated contact “Lessee Contact” to will do the walk through with the Lessor to inspect the Tenant Improvement work and creating a punch list as periodically requested by Lessor.

(g) Inspections. Upon Substantial Completion (as defined below) of the Tenant Improvements, Lessee and Lessor shall conduct a walk-through of the Premises and shall mutually agree upon a punch-list of items related to the Lessee Improvements, which punch-list items the Contractor will correct within thirty (30) days of such walk-through.

(h) Substantial Completion. “Substantial Completion” of the Tenant Improvements shall occur when the Lessee Improvements have been substantially completed in substantial compliance with the Final Plans, subject to “punch-list” items, the completion of which shall not unreasonably disturb Lessee’s use of the Premises, and a Certificate of Occupancy has been issued by the City of Novato and Lessee has paid Lessor in the balance of the tenant improvement costs in excess of Lessor’s Tenant Improvement allowance.

(i) Minor Change Orders. In the event that Lessee requests any changes to the Final Plans (a “Minor Change Order”), Lessor shall review and approve or disapprove such changes within three (3) business days after Lessor’s receipt of Lessee’s request, provided the changes do not create a Design Problem. For the purposes hereof, a “Design Problem” shall mean the following: (i) an adverse effect on the structural integrity of the Building; (ii) a reasonable likelihood of damage to the Building Systems; (iii) non-compliance with applicable codes; and (iv) failure to incorporate materials equal to or better than Building standard; (v) or any change which would require re-submittal to and/or result in additional fees due to the City of Novato or other agencies. Should Lessee request a Change Order, such request shall not delay the Lease Commencement Date. Further, to the extent the Tenant Improvement Allowance contains insufficient funds to perform such Change Order, Lessor and Contractor shall not commence work in connection with such Change Order unless and until such additional, certified funds are received from Lessee covering such additions, and Lessor.